Exhibit 99.1

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com

KCS Announces Settlement of Hurricane Alex Insurance Claim

Kansas City, Missouri, July 12, 2011. Kansas City Southern (KCS)(NYSE:KSU) has announced that, effective July 7, 2011, it has settled its insurance claim for lost profits, property damages, and related incremental expenses resulting from Hurricane Alex for $66 million, before the related self-insured retention of $10.0 million. Still to settle is KCS’s general liability claim related to third party damages. Settlement on this claim is expected to occur during the third quarter of 2011. As a result of the settled claim, KCS will record in the third quarter of 2011 a $19.8 million pre-tax gain. The gain primarily represents recoveries related to lost profits and the replacement value of property in excess of its carrying value, net of the self-insured retention. KCS will report the gain within operating expenses as a separate line item.

It is expected that the final cumulative earnings per share impact of Hurricane Alex will be a loss of approximately ($0.05), which is consistent with guidance the Company has provided since its third quarter of 2010 earnings conference call.

Hurricane Alex made landfall in central Mexico on June 30, 2010. Kansas City Southern de Mexico, S.A. de C.V. (KCSM), KCS’s Mexican rail subsidiary, experienced over 100 track segments and flooding of a number of its rail segments. Most harmful to operations was the hurricane-related damage done to the Anahuac Bridge which resulted in the closure of the primary cross-border rail corridor between the U.S. and Mexico. The bridge was repaired and service restored on July 24, 2010.

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.